Exhibit 10.10
THE TJX COMPANIES, INC.
MANAGEMENT INCENTIVE PLAN
409A Amendment
Pursuant to Section 17 of The TJX Companies, Inc. Management Incentive Plan (as amended, the “Plan”), the Plan is hereby amended effective January 1, 2008 as follows:
1. A new Section 2(j) is hereby added to read in its entirety as follows:
““Section 409A” shall mean Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.”
2. A new sentence is hereby inserted between the first and second sentences of the second paragraph of Section 7(c), which sentence shall read in its entirety as follows:
“Notwithstanding the foregoing, no participant will be deemed to have a nonforfeitable right to payment of any prorated Award until the end of such Performance Period, and then only to the extent provided under the terms of such award.”
3. A new sentence is hereby added to the end of second paragraph of Section 7(d), which sentence shall read in its entirety as follows:
“Notwithstanding the foregoing, no participant will be deemed to have a nonforfeitable right to payment of any prorated Award until the end of such Performance Period, and then only to the extent provided under the terms of such award.”
4. Section 8 is hereby amended to read in its entirety as follows:
“As soon as practicable after the end of each Performance Period and the valuation of the award for such Performance Period, but in no event later than two and one-half (2 1/2) months after the later of the end of the calendar year or the fiscal year of the Company in which such Performance Period ends, payment (including, for the avoidance of doubt, any prorated payment made pursuant to Sections 7(c) and 7(d)) shall be made in cash with respect to the award earned by each Participant for such Performance Period. Any such payment shall be subject to applicable withholding as set forth in Section 16 below. Payments hereunder are intended to constitute short-term deferrals exempt from Section 409A and shall be construed and administered accordingly.”
5. Section 9 is hereby amended to read in its entirety as follows:
“Participants who are designated by the E.C.C. as being eligible to participate in the TJX General Deferred Compensation Plan or the Executive Savings Plan may elect under such plan to defer all or a portion of their awards solely to the extent (1) permitted under the terms of the General Deferred Compensation Plan and the Executive Savings Plan at the time a deferral election with respect to amounts otherwise payable hereunder is required to be irrevocably made under the terms of such plans, and (2) consistent with the requirements of Section 409A. If a Participant has an effective salary reduction agreement in place under the Company’s General Savings/Profit Sharing Plan, any similar U.S. tax-qualified pension plan, or any pension or retirement plan maintained outside the U.S. for the benefit of any employees of the Company, amounts will be withheld from any payment made hereunder to the extent, and solely to the extent, provided in such plan and consistent with the requirements, to the extent applicable, of Section 409A.”
IN WITNESS WHEREOF, The TJX Companies, Inc. has caused this Amendment to be executed in its name and behalf by its officer thereunto duly authorized.

THE TJX COMPANIES, INC.

By:	/s/ Jeffrey G. Naylor

Title:	Chief Administrative Officer

Dated: December 19, 2008